Exhibit 99.2

Super League Enterprise, Inc.

Second Quarter 2026 Earnings Call

August 13, 2026

C O R P O R A T E  P A R T I C I P A N T S

Matt Edelman, Chairman, CEO & President

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

James Kisner, Water Tower Research

Rommel Dionisio, Aegis Capital Partners

Jack Codera, Maxim Group

P R E S E N T A T I O N

Operator

Greetings and welcome to Super League Second Quarter 2026 Conference Call.

Please note this conference is being recorded.

Before we begin, I'd like to caution listeners that comments made by management during this call may include forward-looking statements within the meaning of applicable securities laws. These statements involve material risks and uncertainties and actual results could differ from those projected in any forward-looking statements due to numerous factors. For a description of these risks and uncertainties, please see Super League's financial statements and MD&A for the second quarter 2026 ended June 30, 2026 available on EDGAR. Important qualifications regarding forward-looking statements are also contained in Super League's earnings release distributed earlier this morning, also available on EDGAR.

Furthermore, the content of this conference call contains time-sensitive information accurate only as of today, August 14, 2026. Super League undertakes no obligation to revise or otherwise update any statements to reflect events or circumstances after the date of this call.

I would now like to turn the conference call over to Matt Edelman, President and Chief Executive Officer. Matt, please go ahead.

Matt Edelman

Good morning and thank you for joining us. I'm pleased to share our financial results and business updates for the second quarter of 2026 along with our perspective on the progress we continue to make across Super League's media and advertising business.

As we entered this year, we said 2026 would be about execution. Our second quarter results reflect continued progress against that priority even as the broader advertising environment presented several challenges during the period.

Gross revenue was approximately $3 million, essentially flat both year over year and sequentially and generally in line with analyst expectations. While we are not satisfied with flat revenue, we believe the stability of our top line demonstrates resilience in a quarter when advertising budgets and brand priorities were affected by several macro factors, including significant spending around the World Cup, uncertainty surrounding tariffs and geopolitical events such as the Iran War, as well as evolving Roblox policies affecting certain brand activations.

More importantly, we continue to make progress beneath the top line in areas critical to the health and scalability of the business. Net revenue increased 16% sequentially to approximately $1.24 million from $1.08 million in the first quarter despite gross revenue remaining essentially flat. Gross margin improved to 41%, up from 36% in Q1. Adjusted EBITDA improved approximately 20% year-over-year to a loss of approximately $1.7 million compared with a loss of approximately $2.1 million in the prior year quarter.

On a sequential basis, our pro forma cash basis operating performance also continued to improve. These results reflect our ongoing focus on the quality of our revenue, operational efficiency and discipline management of our cost structure.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    https://viavid.com/

One example is the progress we are making in implementation team utilization. During the second quarter, the percentage of our cost of goods related team capacity dedicated to billable client activity increased approximately 30% relative to Q1. Our focus is ensuring the resources we have in place are deployed efficiently against revenue generating work.

That discipline has extended to the integration of the Misfits Ads assets acquired in May of this year. We completed the acquisition early in the second quarter and successfully integrated the Misfits team without increasing Super League's overall cost base. In fact, total company headcount today remains below where it was prior to the acquisition.

Just as importantly, Misfits has brought more than technology and incremental capabilities to Super League. The team has added strong commercial energy, an attractive pipeline of opportunities and further reinforced our culture of creativity, execution and accountability.

The acquisition has also expanded the breadth of what we can offer to our brand partners. We now have programmatic advertising and turnkey media solutions that are lower lift operationally, generally higher margin and have the potential to become more predictable sources of revenue.

In that regard, we recently launched a youth and family marketplace, giving advertisers a single point of access to kid-safe media within gaming channels that can be accessed programmatically by buyers or through our managed services team. These capabilities represent the intentional revenue diversification that inspired the Misfits transaction and already allow us to address a broader range of advertiser objectives across gaming and digital media.

We are seeing encouraging signals from our broader commercial organization as well. Weighted pipeline per seller as of the end of Q2 increased to approximately $2.8 million up from approximately $1.78 million when we reported our first quarter results.

Win rates with clients are also improving and our renewal business remains strong. Recent examples include the USGA, Logitech, Go Go Squeeze and Regal Cinemas. Our success with these and a growing number of partners is rooted in how we establish their entry into the gaming landscape. We create a presence they can build upon. A starting point becomes a proof point and a proof point becomes an opportunity we can expand.

We also closed six first-time clients during the second quarter and third quarter to date. One recent example is Dodge, which selected Super League as its inaugural partner for a program within Fortnite. We believe wins like this demonstrate the continued relevance of gaming environments for major consumer brands and Super League's ability to help advertisers activate within them.

Consistent with our recent growth initiatives, we have continued to add new business and inventory partners, further expanding our reach to targeted audiences across connected TV, mobile, PC, console, web and creator and community platforms including YouTube, TikTok and Discord. Our client solutions have become both broader and more precise. We are more equipped than ever in our history to demystify the fragmented gaming landscape by designing cross-channel programs that optimize advertiser outcomes and deploying our play intelligence engine powered by psychographic insights, AI insights through our partnership with Solsten.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    https://viavid.com/

Supporting all of this is a meaningful upgrade to our commercial organization. Beginning late in the second quarter, we substantially rebuilt our revenue team under the leadership of a new Executive Vice President of Revenue, Anthony Alexander. Anthony brings approximately 15 years of senior revenue leadership experience in gaming media, including deep expertise in programmatic advertising, data-driven sales strategies and building teams capable of scaling revenue. We also have added experienced sellers in Los Angeles, New York and Chicago, strengthening our presence across three important markets. And as mentioned a few moments ago, we have made these moves while maintaining a largely flat cost structure. The early indicators are encouraging. We are receiving more RFPs week after week and we believe we now have a much stronger team in place to convert those opportunities into revenue.

Our financial position also remains an important source of strength. We ended the second quarter with approximately $6.7 million in cash and investments compared with approximately $475,000 at June 30 of last year.

Additionally, we continued simplifying our capitalization structure during the quarter. For the first time in several years, Super League no longer has any preferred stock outstanding.

Combined with the elimination of our debt last year and the other steps we have taken to simplify our balance sheet, we believe Super League is operating from a significantly stronger financial foundation than it was a year ago. Importantly, we continue to believe our existing liquidity is sufficient to fund ongoing operations for the foreseeable future and do not anticipate needing to raise additional capital to support the operating business.

As we look toward the remainder of 2026, our priorities are straightforward. First, convert the growing commercial pipeline into revenue. Second, continue improving the quality and margin profile of that revenue. Third, maintain the cost discipline and operating leverage necessary to translate revenue growth into improved financial performance. And fourth, continue integrating and taking advantage of the capabilities we have added through the Misfits Ads assets and the investments we have made across the business.

We remain focused on achieving Adjusted EBITDA profitability in the fourth quarter and believe the gains we are seeing in margin, operating efficiency, and commercial activity continue to support that objective.

We also continue to follow developments within the digital assets sector. Our approach remains measured and disciplined, and we will explore opportunities when we believe they can create meaningful value for shareholders.

We entered 2026 saying the focus had shifted from stabilization to execution. Halfway through the year, that is exactly where our attention remains. We have more work to do, particularly in translating the commercial momentum we are building into sustained revenue growth, but we believe the underlying business is getting stronger, our capabilities are broader, our financial foundation is healthier, and our organization is increasingly positioned to deliver the operating leverage we have been working toward.

Thank you. With that, I'll turn it back to the operator for Q&A.

Operator

Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press star , one on your telephone keypad.A confirmation tone will indicate your line is in the question queue. You may press star, two to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key. One moment, please, while we poll for your questions.

Our first questions come from the line of James Kisner with Water Tower Research. Please proceed with your questions.

James Kisner

Hi there. Thanks for taking my question. This weighted pipeline per seller jumping 57% seems quite a bit. What's behind that step up? How much of that from the new sales leadership versus the broader product set?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    https://viavid.com/

Matt Edelman

Thanks, James. Nice to talk to you.

I think it's really three thing; you talked about two of them. One, the leadership has really come in and opened up a lot of new opportunities. Two, we do have a broader product set and that has given us a chance to speak with more potential brand partners about more opportunities. Then three, we did inherit through the transaction with Misfits an attractive pipeline that brought in a higher volume of opportunity.

James Kisner

That's helpful. Nice to see you can reaffirm this target of Adjusted EBITDA profitability in Q4. What gets you there? Is it just revenue conversion from the pipeline or is it further margin gains, cost discipline, all of the above? What's the roadmap?

Matt Edelman

We certainly will maintain cost discipline. We have to stay pretty locked in where we are and believe we have the team members in the infrastructure now to support the kind of revenue growth that can make our current cost structure successful in supporting a path to Adjsuted EBITDA profitability. Really, it is converting the volume of opportunities and the broader product set, and relying upon the upgraded sales and strategy teams to deliver revenue based on the opportunities we've brought in.

James Kisner

Great. That's helpful. Also, maybe you could provide an update on the CTV advert game inventory partnership, where that stands and when it might show up in pipeline or revenue?

Matt Edelman

It's an important question. Our CTV inventory is within a gaming application that is available on 100 million households, within 100 million households in the U.S. It is an application that allows playing games on your television and also watching gaming content, largely from YouTube, that lives within the application. There is a fair amount of exciting standard media inventory as well as custom advertising opportunities that we are able to bring our partners inside that application. It is becoming a real highly desirable feature in many programs, especially with a number of streamers and entertainment applications that companies want people to download and use on their connected TVs, so there's a nice tune-in opportunity by appealing to gamers and really only being one click away from getting to content.

James Kisner

Thank you for taking my questions.

Matt Edelman

Thank you very much.

Operator

Thank you. Our next question has come from the line of Rommel Dionisio with Aegis Capital. Please proceed with your question.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    https://viavid.com/

Rommel Dionisio

Good morning. Thank you. Matt, in your comments, you talked about the integration Misfits leading to a more predictable or I think recurring revenue stream. Could you walk us through the thought process on that?

I understand, obviously, the cross-selling synergies, but how do you think about the stickiness of your client base going forward? Could you walk us through how that would translate to a more recurring or predictable revenue stream? Maybe you could add an anecdote or two about if you had success with that in the past. Thank you.

Matt Edelman

Yes, sure. Absolutely. I think the word predictable is a better word than recurring because it is not similar to a subscription or business of that nature. The opportunity with programmatic advertising solutions is that there is a consistent amount of advertising inventory that is available to buyers on a daily basis. As opposed to always working in a request-for-proposal and response dynamic where you are going back and forth on a number of rounds of discussions, that inventory can be purchased either by the buyer or by our team on behalf of the buyer very easily and the budget can be set or changed in any given day. So it allows the more seamless flow of revenue and it is very targeted inventor, so if it is starting to work, it becomes a bit of a staple for a client.

We did acquire a handful of partnerships that are using that inventory and we are expanding the breadth of that inventory and the applicability of that inventory to a wider range of brands. We do expect programmatic buying and managed services buying of the programmatic inventory to become a very healthy source of revenue going forward.

Rommel Dionisio

Okay. Thanks very much. That is very helpful.

Matt Edelman

Thank you, Rommel.

Operator

Thank you. Our next questions come from the line of Jack Codera with Maxim Group. Please proceed with your questions.

Jack Codera

Hi. Thanks for taking my questions. Given the industry environment, do you have any commentary on specific channels you are starting to see improve? Whether it is your mobile segment or CTV, do you have any expectations for these, or maybe at a high level, any targets for these to contribute as a percentage of revenue?

Matt Edelman

Thanks, Jack. That is an important question because our business has gone through periods in recent years where we have had a single channel either become especially dominant in terms of our revenue mix or that we have brought in to diversify around that dominance.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    https://viavid.com/

The interesting thing about the way the business has evolved in the past six to nine months and particularly after we brought in the Misfits Ads assets is that we now can help our brand partners design a program that is specifically optimized across multiple channels based on their audience and objectives. So we are beginning to see that buyers are trusting our expertise and looking at us as a single point solution to help them optimize a program across mobile, which could be combined with Roblox, which could be combined with CTV, which could be combined with web games, which could be combined with influencers on YouTube for the purposes of reaching gamers that match their audience and deliver against the marketing outcomes they desire. Instead of pitching specific products, like we have in the past, we are actually pitching to reach a specific audience.

So, we really do think that our offerings across the board are going to rise in concert because in any given campaign, it may be one or another product or channel that is the most important to activate.

Jack Codera

That is super helpful. I just had one more follow-up. Given your commentary about being smart about costs, do you expect the OpEx levels—is this a go-forward baseline or do you expect any flex? I think in the quarter, the GAAP OpEx is, call it $5 million. Is that kind of the new baseline or do you expect that to go down a little bit as well?

Matt Edelman

We never stop looking for ways to reduce OpEx. We think we're probably close to the baseline. The primary area where we have an opportunity to perhaps find a little bit more efficiency is as our volume of revenue-generating opportunities grows we think we can shift more of our resources into supporting revenue-generating activity and bringing more of those resources into billable hours that might fit into cost of goods as opposed to OpEx. That is really the goal is to maximize the utilization of our team around billable activity and so there might be some additional opportunity there. But otherwise, I think we're probably pretty close to the baseline that we need in order to support that path to Adjusted EBITDA breakeven and profitability.

Jack Codera

Okay. Thank you for taking my questions.

Matt Edelman

Thank you.

Operator

Thank you. We have reached the end of the question-and answer-session. With that, I would like to hand the call back over to Matt Edelman for any closing comments.

Matt Edelman

Thank you again everyone for your time and for your questions.

Stepping back, I think the second quarter is best understood as a quarter of resilience and continued operating progress. Revenue remained stable despite a challenging advertising environment. Net revenue and gross margin improved sequentially. Adjusted EBITDA improved year-over-year. We integrated the Misfits Ads assets without increasing our overall cost base. We rebuilt and strengthened our commercial organization, and we maintained a strong liquidity position while continuing to simplify our capital structure.

As we move through the second half of 2026, our priorities remain clear: converting a growing pipeline into revenue, continuing to improve the economics of the business, maintaining financial discipline, and executing against our path toward profitability.

We believe the work completed over the past quarters has created a strong foundation for Super League. The opportunity now is to translate that stronger foundation into sustained financial improvement.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    https://viavid.com/

We look forward to updating you on our progress next quarter. Have a great Friday.

Operator

Ladies and gentlemen, thank you so much. This does now conclude today's teleconference. We appreciate your participation. You may disconnect your lines at this time and enjoy the rest of your day.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    https://viavid.com/